Exhibit 3.12

AMENDED AND RESTATED OPERATING AGREEMENT

OF

PRISON REALTY MANAGEMENT, LLC

This AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Prison Realty Management, LLC (the “Company”) is effective as of March 12, 2013.

1. General. The Company is a limited liability company formed pursuant to the provisions of the Tennessee Limited Liability Company Section 48-203-101 through 48-203-103, as it may be amended from time to time, and any successor to such statute (the “Act”). The rights and obligations of CCA of Tennessee, LLC, a Tennessee limited liability company (the “Member”), and the administration and termination of the Company shall be governed by this Agreement and the Act. To the extent this Agreement is inconsistent in any respect with the Act, to the extent permitted by law, this Agreement shall control.

2. Members. The Member is the sole and managing member of the Company.

3. Purpose. The purpose of the Company is to engage in any and all other lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

4. Name. The name of the Company shall be “Prison Realty Management, LLC.”

5. Registered Agent and Principal Office. The registered office and registered agent of the Company in the State of Tennessee shall be as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time. The mailing address of the Company is 10 Burton Hills Blvd., Nashville, Tennessee 37215.

6. Term of Company. The Company commenced on the date that Articles of Organization were first properly filed with the Secretary of State of the State of Tennessee and the Company shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such intern time as this Agreement may specify.

7. Authorized Person. The Member is the designated authorized person and shall continue as the designated authorized person within the meaning of the Act.

8. Management of Company. All decisions relating to the business, affairs and properties of the Company shall be made by the Member in its capacity as the managing member. Notwithstanding any other provisions of this Agreement, the Member, acting alone, is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

9. Distributions and Allocations. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member.

10. Capital Accounts. At all times during a No Tax Entity Period (as defined in Section 11 below), the Company shall not be required to establish or maintain capital accounts. At all other times, as necessary, a capital account shall be maintained for the Member in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2.

11. Tax Status. For United States federal income tax purposes, at all times that the Member owns 100% of the Membership Interests (as defined in Section 12 below) in the Company (a “No Tax Entity Period”), the Company and the Member desire and intend that the Company be disregarded as an entity separate from the Member pursuant to Treasury Regulations Section 301.7701-3. Accordingly, no election will be made to treat the Company as a corporation for income tax purposes.

12. Certificates. Upon the determination of the Member, a certificate, or certificates, may be issued to represent the percentage membership interest of the Member in the Company (“Membership Interest”). Each such certificate shall bear the following legend:

MEMBERSHIP INTERESTS IN PRISON REALTY MANAGEMENT, LLC, A TENNESSEE LIMITED LIABILITY COMPANY (THE “COMPANY”), HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). IN ADDITION, THE INTERESTS HAVE NOT BEEN QUALIFIED UNDER ANY STATE SECURITIES LAW, AS AMENDED FROM TIME TO TIME (COLLECTIVELY, THE “STATE ACTS”). ANY TRANSFER OF SUCH INTERESTS WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE SECURITIES ACT OR SUCH STATE ACTS.

13. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.

14. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

15. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to otherwise governing principles of conflicts of law.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

COMPANY:

PRISON REALTY MANAGEMENT, LLC, a Tennessee limited liability company

By:	CCA OF TENNESSEE, LLC, a Tennessee limited liability company, the sole member

	By:	/s/ Todd J Mullenger
	Name:	Todd J Mullenger
	Title:	Executive Vice President & Chief Financial Officer

MEMBER:

CCA OF TENNESSEE, LLC, a Tennessee limited liability company

By:	/s/ Todd J Mullenger
Name:	Todd J Mullenger
Title:	Executive Vice President & Chief Financial Officer

[Prison Realty Management LLC Agreement]